EXHIBIT 99.1

Exponent Reports First Quarter 2022 Financial Results

MENLO PARK, Calif., April 28, 2022 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the first quarter of fiscal year 2022 ended April 1, 2022.

“We are pleased to report year-over-year growth in revenue and EBITDA1, once again demonstrating the strength of our business model and our ability to execute on our long-term strategy. We saw strong demand across the business for our multidisciplinary expertise, tailored solutions, and speed, which provide stability in the face of an evolving macroeconomic environment,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“Results during the quarter were bolstered by an influx of work related to the consumer electronics, utilities, chemicals and life sciences sectors. Among our proactive services, we continued to empower our customers with unique insights to drive optimization of product design and performance, while also combining our engineering and scientific expertise with data analytics to improve safety and mitigate risk. On the reactive side, rebounding litigation-related work and increased demand for our services related to product recalls supported our results,” continued Dr. Corrigan. “As we look ahead, Exponent is well positioned to capitalize on emerging global trends around health, safety, and the environment that will have a substantial impact on our overall business over the next several years.”

First Quarter Financial Results

Total revenues and revenues before reimbursements for the first quarter of 2022 increased 10.3% to $128.5 million and 7.6% to $117.9 million as compared to $116.5 million and $109.6 million in the first quarter of 2021, respectively.

Net income decreased to $29.6 million, or $0.56 per diluted share, in the first quarter of 2022, as compared to $30.8 million, or $0.58 per diluted share, in the same period of 2021. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first quarter of 2022 was $6.0 million, or $0.11 per diluted share, as compared to $8.8 million or $0.16 per diluted share, in the first quarter of 2021. Excluding the tax benefit, Exponent’s consolidated tax rate was 28.2% in the first quarter of 2022, as compared to 26.8% for the same period in 2021.

EBITDA1 increased to $34.5 million, or 29.2% of net revenues, in the first quarter of 2022, as compared to $31.8 million, or 29.0% of net revenues in the first quarter of 2021.

During the quarter, Exponent repurchased $48.6 million of common stock as part of the existing stock repurchase program. In a separate press release today, Exponent announced its quarterly cash dividend of $0.24 to be paid on June 24, 2022, and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented 81% of the Company’s net revenues in the first quarter of 2022. Net revenues in this segment increased 9% in the first quarter as compared to the prior year period. Growth during the quarter remained broad-based, with continued strong demand for Exponent's services across the utilities, consumer electronics, and life sciences sectors.

Exponent’s environmental and health segment represented 19% of the Company’s net revenues in the first quarter. Net revenues in this segment increased 4% for the first quarter, compared to the same period in the prior year. Growth in this segment was primarily driven by Exponent’s work evaluating the impacts of chemicals on the environment.

Business Outlook

“Looking ahead, we are keenly focused on building upon our differentiated position by growing and developing our world-class engineering and scientific team to meet the evolving needs of our customers and the market. We have continued to accelerate our recruiting efforts, and our pipeline remains robust as we continue to leverage our strong reputation and targeted outreach to attract exceptional talent,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

Despite the challenging comparison that we expect in the second quarter due to record-high utilization in 2021, our full year 2022 guidance is unchanged. For the second quarter of 2022, as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the mid-single digits; and,
  EBITDA1 margin to decrease 250 to 325 basis points.

For the full year 2022 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the mid- to high-single digits; and,
  EBITDA1 margin to decrease 200 to 250 basis points.

“As we mark our 55th anniversary, we are encouraged to see Exponent growing in new, emerging verticals and constantly evolving to meet the needs and challenges of our clients while maintaining our reputation for technical excellence, objectivity, and disciplinary diversity. As standards and regulations evolve around environmental, social, and governance issues, clients will increasingly reach for Exponent’s trusted advice to help them improve the safety and performance of their products and processes. Our first quarter results exemplify the strength of our adaptable business model, unique market position, and strong client relationships, which will continue to drive enhanced profitability and long-term value for our shareholders,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, April 28, 2022, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (323) 701-0225 or (888) 394-8218. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (719) 457-0820 or (888) 203-1112 and entering passcode 5210350#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the COVID-19 pandemic (including factors relating to measures implemented by governmental authorities or by us to promote the safety of our employees, vendors and clients; other direct and indirect impacts on our business and the businesses of our clients, vendors and other partners; impacts which may, among other things, adversely affect our clients’ ability to utilize our services at the levels they have previously; disruptions of access to our facilities or those of our clients or third parties; and increased and potentially significant economic uncertainty and volatility, including credit and collectability risks and potential disruptions of capital and credit markets), the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended April 1, 2022 and April 2, 2021
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	April 1,	April 2,
	2022	2021

Revenues
Revenues before reimbursements	$117,870	$109,579
Reimbursements	10,608	6,902

Revenues	128,478	116,481

Operating expenses
Compensation and related expenses	68,757	74,538
Other operating expenses	8,165	7,710
Reimbursable expenses	10,608	6,902
General and administrative expenses	4,231	3,273

Total operating expenses	91,761	92,423

Operating income	36,717	24,058

Other income
Interest income, net	21	29
Miscellaneous income, net	(3,931)	6,039
	(3,910)	6,068

Income before income taxes	32,807	30,126

Income taxes	3,198	(722)

Net income	$29,609	$30,848

Net income per share:
Basic	$0.56	$0.59
Diluted	$0.56	$0.58

Shares used in per share computations:
Basic	52,419	52,536
Diluted	53,039	53,333

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
April 1, 2022 and December 31, 2021
(unaudited)
(in thousands)

	April 1,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$215,050	$297,687
Accounts receivable, net	147,508	139,861
Prepaid expenses and other assets	14,133	15,214
Total current assets	376,691	452,762
Property, equipment and leasehold improvements, net	61,077	59,971
Operating lease right-of-use asset	16,898	14,370
Goodwill	8,607	8,607
Other assets	154,275	148,029
Total assets	$617,548	$683,739

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$30,840	$24,504
Accrued payroll and employee benefits	57,291	103,552
Deferred revenues	15,669	19,762
Operating lease liability	5,310	5,164
Total current liabilities	109,110	152,982
Other liabilities	110,220	103,885
Operating lease liability	11,654	9,807
Total liabilities	230,984	266,674

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	293,889	281,419
Accumulated other comprehensive loss	(2,293)	(1,983)
Retained earnings	493,387	478,370
Treasury stock, at cost	(398,485)	(340,807)
Total stockholders' equity	386,564	417,065
Total liabilities & stockholders' equity	$617,548	$683,739

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended April 1, 2022 and April 2, 2021
(unaudited)
(in thousands)

	Quarters Ended
	April 1,	April 2,
	2022	2021

Net Income	$29,609	$30,848

Add back (subtract):

Income taxes	3,198	(722)
Interest income, net	(21)	(29)
Depreciation and amortization	1,689	1,656

EBITDA (1)	34,475	31,753

Stock-based compensation	6,870	6,282

EBITDAS (1)	$41,345	$38,035

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.